SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Gleacher & Company, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

377341201
(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

13G

CUSIP No. 377341201	Page 2 of 21 Pages

1	NAMES OF REPORTING PERSONS

Scoggin Worldwide Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
462,670

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
462,670

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
462,670

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.4%

12	TYPE OF REPORTING PERSON
OO

13G
CUSIP No. 377341201	Page 3 of 21 Pages
1	NAMES OF REPORTING PERSONS

J. Goldman Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON
PN

13G
CUSIP No. 377341201	Page 4 of 21 Pages
1	NAMES OF REPORTING PERSONS

TCW/Scoggin Event Driven Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
21,306

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
21,306

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
21,306

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3%

12	TYPE OF REPORTING PERSON
PN

13G

CUSIP No. 377341201	Page 5 of 21 Pages

1	NAMES OF REPORTING PERSONS

Old Bellows Partners LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
462,670

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
462,670

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
462,670

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.4%

12	TYPE OF REPORTING PERSON
PN

13G

CUSIP No. 377341201	Page 6 of 21 Pages

1	NAMES OF REPORTING PERSONS

Scoggin LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
462,670

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
462,670

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
462,670

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.4%

12	TYPE OF REPORTING PERSON
OO

13G
CUSIP No. 377341201	Page 7 of 21 Pages
1	NAMES OF REPORTING PERSONS

TCW/Scoggin, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
21,306

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
21,306

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
21,306

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3%

12	TYPE OF REPORTING PERSON
OO

13G

CUSIP No. 377341201	Page 8 of 21 Pages

1	NAMES OF REPORTING PERSONS

A. Dev Chodry

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
483,976

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
483,976

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
483,976

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.8%

12	TYPE OF REPORTING PERSON
IN

13G

CUSIP No. 377341201	Page 9 of 21 Pages

1	NAMES OF REPORTING PERSONS

Craig Effron

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
483,976

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
483,976

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
483,976

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.8%

12	TYPE OF REPORTING PERSON
IN

13G

CUSIP No. 377341201	Page 10 of 21 Pages

1	NAMES OF REPORTING PERSONS

Curtis Schenker

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
483,976

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
483,976

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
483,976

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1(a).	Name of Issuer:

Gleacher & Company, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1290 Avenue of the Americas
New York, NY 10104

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Worldwide Fund, Ltd.
(ii)	J. Goldman Master Fund, L.P.
(iii)	TCW/Scoggin Event Driven Master Fund, L.P.
(iv)	Old Bellows Partners LP
(v)	Scoggin LLC
(vi)	TCW/Scoggin, LLC
(vii)	A. Dev Chodry
(viii)	Craig Effron
(ix)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Scoggin Worldwide Fund, Ltd. has a business address at c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands.

J. Goldman Master Fund, L.P. has a business address at 510 Madison Avenue, New York, NY 10022.

TCW/Scoggin Event Driven Master Fund, L.P. has a business address at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

TCW/Scoggin, LLC has a business address at 865 South Figueroa Street, 18th Floor, Los Angeles, CA 90017.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

(ii)	J. Goldman Master Fund, L.P.
British Virgin Islands

(iii)	TCW/Scoggin Event Driven Master Fund, L.P.
Cayman Islands

(iv)	Old Bellows Partners LP
New York

(v)	Scoggin LLC
New York

(vi)	TCW/Scoggin, LLC
Delaware

(vii)	A. Dev Chodry
USA

(viii)	Craig Effron
USA

(ix)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

377341201

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐ A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)	Scoggin Wordwide Fund, Ltd[1]

(a)	Amount beneficially owned: 462,670

(b)	Percent of class: 7.4%[2]

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 462,670

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 462,670

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)	J. Goldman Master Fund, L.P.[3]

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

[1]	The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are principals of Old Bellows Partners L.P.

[2]	Percentages are based on 6,185,133 shares of common stock outstanding (as set forth in the Issuer’s Quarterly Report on Form 10Q for the quarter ended April 30, 2014, as filed with the Securities and Exchange Commission on May 9, 2014).

[3]	As Old Bellows Partners LP is no longer the investment manager of J. Goldman Master Fund, and J. Goldman Master Fund no longer owns any shares of the Issuer, J. Goldman Master Fund will no longer be a Reporting Person for purposes of Section 13d.

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)	TCW/Scoggin Event Driven Master Fund, L.P.[4]

(a)	Amount beneficially owned: 21,306

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 21,306

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 21,306

(iv)	Shared power to dispose or to direct the disposition of: 0

(vi)	Old Bellows Partners LP5

(a)	Amount beneficially owned: 462,670

(b)	Percent of class: 7.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 462,670

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 462,670

[4]	The investment manager of TCW/Scoggin Event Driven Master Fund, L.P. is TCW/Scoggin, LLC. A. Dev Chodry, Craig Effron and Curtis Schenker are the Co-Chief Investment Officers of TCW/Scoggin, LLC.

[5]	Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

(v)	Scoggin LLC[6]

(a)	Amount beneficially owned: 462,670

(b)	Percent of class: 7.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 462,670

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 462,670

(vii)	TCW/Scoggin, LLC[7]

(a)	Amount beneficially owned: 21,306

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 21,306

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 21,306

(viii)A.	Dev Chodry[8]

(a)	Amount beneficially owned: 483,976

[6]	Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[7]	TCW/Scoggin LLC is the investment manager of TCW/Scoggin Event Driven Master Fund, L.P. A. Dev Chodry, Craig Effron and Curtis Schenker are the Co-Chief Investment Officers of TCW/Scoggin, LLC.

[8]	A. Dev Chodry is the manager member of Old Bell Associates LLC and a member of Scoggin LLC. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. A. Dev Chodry is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

(b)	Percent of class: 7.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 483,976

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 483,976

(ix)	Craig Effron[9]

(a)	Amount beneficially owned: 483,976

(b)	Percent of class: 7.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 483,976

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 483,976

(x)	Curtis Schenker[10]

(a)	Amount beneficially owned: 483,976[3]

(b)	Percent of class: 7.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 483,976

[9]	Craig Effron is a managing member of Scoggin LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Craig Effron is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

[10]	Curtis Schenker is a managing member of Scoggin LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Curtis Schenker is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 483,976

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of Feb. 3, 2015	Scoggin Worldwide Fund, Ltd.

By:/s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Director

Dated as of Feb. 3, 2015	J. Goldman Master Fund, L.P.*

Dated as of Feb. 3, 2015	TCW/Scoggin Event Driven Master Fund, L.P.

By: TCW/Scoggin, LLC, its Investment Manager

By: /s/ Craig Effron
Name: Craig Effron
Title: Co-Chief Investment Officer

Dated as of Feb. 3, 2015	Old Bellows Partners LP

By: Old Bell Associates LLC, its General Partner

By: :/s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of Feb. 3, 2015	Scoggin LLC

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

* Refer to Item 4 (ii), footnote 3.

Dated as of Feb. 3, 2015	TCW/Scoggin, LLC

By: /s/ Craig Effron
Name: Craig Effron
Title: Co-Chief Investment Officer

Dated as of Feb. 3, 2015	:/s/ A. Dev Chodry
A. Dev Chodry

Dated as of Feb. 3, 2015	/s/ Craig Effron
Craig Effron

Dated as of Feb. 3, 2015	/s/ Curtis Schenker
Curtis Schenker

Exhibit A

Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of Feb. 3, 2015	Scoggin Worldwide Fund, Ltd.

By: :/s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Director

Dated as of Feb. 3, 2015	J. Goldman Master Fund, L.P.*

Dated as of Feb. 3, 2015	TCW/Scoggin Event Driven Master Fund, L.P.

By: TCW/Scoggin, LLC, its Investment Manager

By: /s/ Craig Effron
Name: Craig Effron
Title: Co-Chief Investment Officer

Dated as of Feb. 3, 2015	Old Bellows Partners LP

By: Old Bell Associates LLC, its General Partner

By: :/s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

* Refer to Item 4 (ii), footnote 3.

Dated as of Feb. 3, 2015	Scoggin LLC

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of Feb. 3, 2015	TCW/Scoggin, LLC

By: /s/ Craig Effron
Name: Craig Effron
Title: Co-Chief Investment Officer

Dated as of Feb. 3, 2015	:/s/ A. Dev Chodry
A. Dev Chodry

Dated as of Feb. 3, 2015	/s/ Craig Effron
Craig Effron

Dated as of Feb. 3, 2015	/s/ Curtis Schenker
Curtis Schenker